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                                                                      EXHIBIT 10

              LOCKHEED MARTIN IDAHO TECHNOLOGIES COMPANY (LMITCO)
                              2525 Fremont Avenue
                  P. O. Box 1625, Idaho Falls, ID 83415-3521
        Operating under U. S. Government Contract NO. DE-AC07-94ID13223

To:   Orbit Technologies, Inc.
2011 Palomar Airport Road, Suite 100 Carlsbad, CA 92009

Confirming to: James A. Giansiracusa

1.   STATEMENT OF WORK

a. The Subcontractor shall furnish the following services, in accordance with the requirements, terms and conditions specified or referenced in this Purchase
Order:

Maximum of 15O hours of services in accordance with die Statement of Work entitled, "Encapsulation of Idaho National Engineering and Environmental Laboratory Waste Experimental Reduction Facility Fly Ash by Mixing with Polysiloxane", dated March 15, 1998.

b. This is a fixed-rate, ceiling priced, level-of-effort Purchase Order for the period of March 26, 1998, through August 10, 1998.

The quantity of hours shown is an estimated amount to be used during the specified period of this Purchase Order.

Procurement Agent: C. F. Cloud, Telephone: (208) 526-55996.
Ceiling Price: $20,175.00

The estimated quantity does not obligate, guarantee or imply that this quantity will be purchased. Payment will be made for services rendered and accepted by LMITCO. Pricing (i.e., fixed labor rates) is firm for the specified period of this Purchase Order.

2.   RESOURCES

The Subcontractor shall provide all resources, e.g., materials, labor, tooling, equipment, and facilities, necessary to fulfill the requirements of this Purchase Order, except as otherwise specified.

3.   APPLICABLE DOCUMENTS

The following document is incorporated into and becomes a part of this Purchase
Order:

Statement of Work entitled, "Encapsulation of Idaho National Engineering and Environmental Laboratory Waste Experimental Reduction Facility Fly Ash by Mixing with Polysiloxane", dated March 15, 1998.

4.   TERMS AND CONDITIONS

a. The following document is incorporated by reference and hereby forms a part of this action: Lockheed Martin Idaho Technologies Company General Provisions for Non-Construction Subcontracts and Purchase Orders, PROC183, Rev.
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August 1996. This and other documents are available at the following Internet address: http://www.inel.gov/procurement/litco/bu.

Certification of Eligibility

Subcontractor, by entering into this Purchase Order, certifies that it is not debarred, suspended or has not otherwise been declared ineligible from receiving Federal contracts. Disclosure that Subcontractor was ineligible for Federal contracts on or before the effective date of this Purchase Order shall constitute an additional basis for termination under the "Default" Article of the General Provisions.

Sales Tax

LMITCO has been granted Direct Pay Authority for the Idaho Sales tax by the Idaho Tax Commission.

d.   Responsibility of Subcontractor

Subcontractor shall be responsible for the professional quality and technical accuracy of services provided under this Purchase Order. Subcontractor shall perform all rework required due to errors and/or omissions by Subcontractor's personnel at no charge to LMITCO. Neither LMITCO's review, approval, or acceptance of, nor payment for, the services required under this Purchase Order shall be construed to operate as a waiver of any rights under this Purchase Order or of any cause of action arising out of the performance of this Purchase Order, and Subcontractor shall be and remain liable to LMITCO in accordance with applicable law for all performance of services caused by Subcontractor's own negligent performance of any of the services furnished under this Purchase Order or any errors, omissions, or deficiencies. The rights and remedies of LMITCO provided for under this Purchase Order are in addition to any other rights and remedies provided by law. If Subcontractor is comprised of more than one legal entity, each such entity shall be jointly and severally liable hereunder. This paragraph takes precedence over all other clauses, provisions or articles in this Purchase Order or applicable General Provisions.

e.   Utilization of Former Employees

Except as approved by LMITCO in advance, Subcontractor shall not utilize former LMITCO or Coleman employees, who participated in the early retirement program of 1995 or voluntary separation programs of 1995 and 1996. This restriction also applies to any lower-tier Order(s) awarded by the Subcontractor. However, former LMITCO or Coleman employees who participated in the aforementioned voluntary separation programs can be utilized three years after their respective termination date.

f. By acceptance of this Purchase Order, Subcontractor certifies that it has not and shall not make or solicit kickbacks in violation of the Anti-Kickback Act of 1986.

PRICE

a.   The ceiling price of this Order is $20,175.00.

LMITCO shall not be obligated to pay the Subcontractor any amount in excess of the price ceiling established in the Order, and the Subcontractor shall not be
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obligated to continue performance, if to do so, would exceed that price ceiling, unless and until, LMITCO shall have notified the Subcontractor, in writing, that such price ceiling has been increased and shall have specified in such notice a revised price ceiling, which shall thereupon constitute the price ceiling for performance under this Order.

Labor

The Subcontractor shall be paid at the hourly labor rates established herein for services rendered in performing the statement of work. The hourly labor rates are fully burdened, i.e., they include all elements of direct cost, indirect cost, and profit.

Name James A. Giansiracusa Stephen V. Prewett, Ph.D. Christopher M. Miller,
Ph.D.

Labor Category Student

Hourly Rate $125.00 $125.00 $ 70.00

Hourly Rate $30.00

The Subcontractor shall maintain suitable records showing time actually expended by employees by name and labor category, if applicable; these records must be furnished to LMITCO, upon LMITCO's request.

d.   Materials

The Subcontractor shall support all material costs claimed by submitting paid invoices or storeroom requisitions. Except as otherwise provided in the schedule, materials as referenced by this clause are defined as those materials which enter directly into the work product or which are used or consumed directly in connection with the work. The Subcontractor shall not be paid any profit in connection with direct materials.

The Subcontractor shall, to the extent of its ability, procure materials at the most advantageous prices available, with due regard to securing prompt delivery of compliant materials, taking all cash and trade discounts, rebates, allowances, credits, salvage, commissions, and bonifications, and, when unable to take advantage of such benefits, notifying LMITCO promptly to that effect and the reason therefore. Credit shall be given LMITCO for the aforementioned allowances et al, and the value of resulting scrap accrued to the benefit of the Subcontractor or would have accrued except for the fault or neglect of the Subcontractor. Such benefits lost through no fault or neglect of the Subcontractor shall not be deducted from gross costs.

e.   Most Favored Customer

By entering into this Purchase Order, Subcontractor warrants that the pricing stated herein is not greater than that charged Subcontractor's most favored customer for like quantities of the same or similar services under like conditions of sale. LMITCO and/or the U.S. Government shall have the right to examine Subcontractor's records to ensure compliance with this warranty. Subcontractor agrees to refund any amount paid by LMITCO which exceeds the price charged any of Subcontractor's customers for like quantities of the same or similar services under like conditions of sale one year from the date of this Purchase Order.
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f.   Billing and Payment

Subcontractor shall be paid upon the submission of itemized monthly invoices for materials, and services rendered during the preceding calendar month, less deductions, if any, as herein provided. Invoices must be substantiated by daily time sheet records and a breakdown or list of personnel, labor category, hourly rate and dates of service covered by the invoice. Labor costs will be computed by multiplying the appropriate hourly rate set forth above by the number of direct labor hours actually expended in performance of work. Fractional parts of an hour shall be payable to the nearest half hour. Subcontractor personnel will be paid for travel time when travel is required during the normal working day (8:00 a.m. to 5:00 p.m. weekdays, excluding holidays and weekend travel). The hourly rates shown are applicable to all services, regardless of whether they were performed at straight time or overtime.

g.   Invoices shall be mailed to the following address:

Accounts Payable Lockheed Martin Idaho Technologies Company Mailstop 3117 P. O. Box 1625 Idaho Falls, ID 83415-3117 Procurement Agent: C. F. Cloud

DELIVERY/COMPLETION DATE

This Purchase Order shall be in effect through August 30, 1998.

INSPECTION/ACCEPTANCE

Final inspection of material, equipment or services under this Purchase Order will be performed at the INEEL and is subject to the following "final acceptance" paragraph:

Acceptance under this Purchase Order occurs at the time LMITCO authorizes final payment.

ADMINISTRATION

a. The Subcontractor's responsibilities shall be administered by James A. Giansiracusa. Subcontractor agrees that Stephen V. Prewett, Ph.D. will have overall technical direction of the work to be performed by Subcontractor and shall be available at all reasonable times in connection therewith.

Administrative and Legal Jurisdiction

Unless the Subcontractor is otherwise notified in writing, LMITCO's responsibilities under this action shall be administered by C. F. Cloud or an authorized Procurement Agent/Subcontract Administrator (terms considered interchangeable), Procurement Supervisor, or Procurement Manager.

Technical Jurisdiction and Occurrence Reporting: Representative

All work performed under this Purchase Order shall be under the technical jurisdiction of Guy Loomis. Such jurisdiction is to extend only to the assignment and coordination of work under this Purchase Order.
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d.   Notices

Any notice provided for this action shall be considered as having been given: To LMITCO, if delivered personally to C. F. Cloud, or if mailed by

U. S. Mail addressed to the Procurement Agent, Procurement, LMITCO, Mailstop 3521, P.O. Box 1625, Idaho Falls, Idaho 834153521; or To the Subcontractor, if delivered personally to its duly authorized representative at the site of work or if mailed by U. S. Mail addressed to the Subcontractor at 2011 Palomar Airport Road, Suite 100, Carlsbad, CA 92009.

Statement of Work Encapsulation of Idaho National Engineering and Environmental
    Laboratory Waste Experimental Reduction Facility Fly Ash by Mixing with
                          Polysiloxane March 15, 1998

Background

The Idaho National Engineering and Environmental Laboratory has accumulated approximately 100 55-gal drums of baghouse filter fly ash as part of incineration of mixed low level waste in the Waste Experimental Reduction Facility (WERF). This ash has a multitude of radionuclides (at very low levels) and several heavy metals including lead, cadmium, and antimony. The ash is physically a finely divided powder with about 30% ignitables comprised of carbonous materials. Table 1 gives an assay of the radionuclide content and chemical composition of one incineration campaign called RUN 87. In addition, Table 2 attached gives an approximate chemical breakdown including chloride, sulfate, and oxide contents of the material. One of the materials present in all the ash is a relatively high Zinc content (approximately 17%). Currently, WERF is examining methods other than using Portland cement stabilization for encapsulation and eventual disposal. WERF's criteria for successful encapsulation is to meet at least 60 psi compressive strength and pass Toxicity Characteristic Leach Procedure O~CLP) for the heavy metals in the final waste form.

Scope

The scope of this statement of work is to evaluate, in laboratory scale, encapsulation of both surrogate materials and actual WERF ash with the Subcontractor's proprietarv polysiloxane. The scope includes specific testing by the Subcontractor and an outside private/certified laboratory with the proprietary patent pending polysiloxane. Approximately 4548 of the material shall be supplied by INEEL to the Subcontractor. The Subcontractor shall first develop a surrogate material and perform mixing studies of the polysiloxane and surrogate as4 compressive strength testing of the resultant waste forms and in addition shall coordinate independent private laboratory testing for Toxicity Characteristic Leach Procedure (TCLP) on the mixture of surrogate ash and polysiloxane. Next, the Subcontractor shall perform a hot study with the 454g of ash in which the most promising mixing parameters from the surrogate testing shall be used to formulate 2" diameter by 4" long cylinders of waste form. These cylinders shall be tested for compressive strength and samples shall be prepared and shipped to an outside laboratory (with the proper certification to handle this material). In addition, the Subcontractor shall fllpplyy a plan with cost estimate for implementing this technology at the INEEL for application to the approximately 100 drums of WERF ash.

Technical Tasks

The Subcontractor shall formulate a version of their patent pending polysiloxane encapsulation material for use in encapsulating the WERF ash. The material
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should be of a viscosity that lends itself to mixing of the ash and encapsulating agent with minimum energy input such that it can easily be formed into monoliths by extruding the material or simply pouring the material. The final matrix must be able to pass Toxicity Characteristic Leach Procedure
(TCLP). In addition, the ~ product must have at least 60 psi unconfined compressive strength such that the monoliths can easily be used in shallow land burial for final disposal. The material shall be nominally planned to be mixed at 40% by mass ash but higher waste loadings are desirable. As part of the mixing studies, the heat generation during curing shall be determined.

2. The Subcontractor shall take possession at testing headquarters located at the University of Akron of approximately 4548 of the WERF ash currently stored at the INEEL. Only those laboratory spaces examined by the INEEL Environmental Audit of 1997 can be utilized. It is the responsibility of the Subcontractor to ensure that the current Nuclear Regulatory License for the University of Akron is compatible with the radionuclides listed on the attached tables. Once the ash has been received and tested by the Subcontractor, all material shall be shipped at the Subcontractor's expense back to the INEEL for final disposal.

3. The Subcontractor shall create from the final polysiloxane formulation 6 examples of a non radioactive non hazardous sample (2" cylinders are adequate) of the proprietary polysiloxane and surrogate ash mixtures for display purposes. These samples shall be shipped to the INEEL according to the schedule below.

4. The Subcontractor shall formulate sufficient samples to give to an independent EPA certified laboratory to perform Toxicity Characteristic Leach Procedure testing for heavy metals. The Subcontractor and the independent laboratory are responsible for disposal of the material.

5. The Subcontractor shall provide a cost estimate to process the approximately 100 55 gal. Drums of WERF ash. Only the equipment, engineering, and encapsulant costs should be included.

6. The Subcontractor shall provide a letter progress report every three weeks defining progress on the various phases of the project.

7. The Subcontractor shall provide input to a test plan that shall be published by INEEL. The input shall include testing procedures, list of equipment, quality control, safety, and a discussion of analytical methods. A hard copy and Word disc shall be supplied.

8. The Subcontractor shall document the results of all testing in a final letter report with a clearly stated conclusions section. A hardcopy and Word disc copy shall be supplied.

INEEL Supplied Items:

1. INEEL shall supply the Subcontractor with nominally 454g. of WERF ash packaged in a DOT approved container.
2.   INEEL shall use the Subcontractor input and publish the test plan.
3. INEEL shall coordinate with the Subcontractor to observe and review key testing.
4. INEEL shall use the Subcontractor letter report and write an overall evaluation report to be published at the end of the fiscal year.
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Technical Requirements

Satisfactory completion of the tasks shall be receipt of the test plan input, progress reports that show routine progress toward completion of testing, and receipt of the final analysis report. Details of these items are in this Statement of Work.

Deliverables

Waste Management Plan for TCLP testing - Due Date: April 15, 1998.
WERF ash Received by the Subcontractor-no sooner than 20 days after LMITCO approval of Waste Management Plan Test Plan.
Input to INEEL - Due Date: April 15, 1998.
Surrogate Test Results Interim Report - Due Date: April 27, 1998.
Final Report Delivered to INEEL-August 30, 1998.

Special Considerations

The Subcontractor shall maintain an exact inventory of both the surrogate waste (hazardous but no radionuclides) and the WERF ash. For the WERF ash, all material shall be returned to the INEEL except that which is used for TCLP testing.

           Revised Statement of Work-Orbit Technologies Polysiloxane
                 Encapsulation of Calcined Surrogate Material

The current statement of work for Orbit Technologies involves encapsulation of WERF ash. As an adder, additional work was given to perform encapsulation of a calcine waste surrogate material. This revised statement of work redirects the effort to eliminate any further work on the WERF fly ash and to focus the remaining effort on the low-level waste Calcine surrogate material.

Scope:
The scope of this statement of work is to perform an encapsulation study on the low-level waste fraction of the calcine waste surrogate material. The first step will be to obtain necessary materials to formulate the calcine surrogate material. Once the chemicals are obtained, the surrogate material will be formulated as specified in the attachment. The need for a pretreatment methodology will be assessed and developed if needed. Next, the study will involve a laboratory mixing evaluation in which at least three waste forms will be mixed at between 35% and 60% by mass of the calcined surrogate and Orbit Technologies' proprietary polysiloxane material. For these materials, compressive strength of the resultant waste form and "in house" leachability evaluations will. be accomplished. An in-house leach index will be established for the major contaminants in the waste form. Based on the mixing study and the "in-house" leaching new waste forms will be mixed for outside laboratory testing for Toxicity Characteristic Leach Procedure (TCLP) protocol for the contaminants in the surrogate material. At least two different waste loadings at as high waste loading as possible will be given to the outside independent laboratory for evaluation.

Specific Items to be either supplied by Orbit or coordinated by Orbit
Technologies:

1. Orbit will formulate the polysiloxane mixture including any pretreatment materials deemed necessary. The viscosity should be such that lends to application in a standard paddle wheel mixing system. It is desirable to maximize the waste loadings during the mixing study with 35% waste by mass being the lowest acceptable waste loading with 60% being a desirable target value.
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The final waste forms at the highest loadings will be tested for both compressive strength and leachability in house and for at least two of the samples; the waste forms will undergo TCLP testing at an independent laboratory.

2. Orbit Technologies will be completely responsible for the surrogate waste materials and any disposal required.

3. Orbit Technologies will formulate 6 samples of the calcined surrogate without the contaminants of concern. The samples will be approximately 2'' in diameter and 4" long and will be shipped to the project engineer, GUY LOOMIS at LMITCO, 2525 Freemont, Idaho Falls Idaho 8J415MS 3710.

4. Orbit Technologies will evaluate the heat generation (if anv~ during the mixing and cwing process.

5. Orbit will provide a cost estimate per cu. ft. to process and encapsulate the low-level waste fraction.

6. Orbit will provide a letter report showing expected methodology. The test plan should be written in WORD and a disc supplied. In addition, Orbit should provide verbal or written updates on progress every two weeks after acceptance of the contract.

7. Orbit will document all results in a final fetter report with clearly stated conclusion~-~-hardcopy and disc on WORD should be supplied.

INEEL Supplied Items

I. INEEL will use the Orbit letter report and write an overall evaluation report to be published at the end of the fiscal year.

Technical Requirements

Satisfactory completion of the work will be the receipt of the test plan letter

Deliverables Test Plan Letter Report-2-weeks after contract acceptance Bi-monthly communication with project engineer (GUY LOOMIS-(208)526-9208, fax-(208) 526-6802.

Final Report Delivered to INEEL-Aug 30, 1998.